Exhibit 99.1

CBAK Energy Reports Third Quarter 2021 Unaudited Financial Results

Q3 Revenue from high power lithium batteries grew 51% YoY to $9.6 million

DALIAN, China, November 12, 2021 /PRNewswire/ — CBAK Energy Technology, Inc. (NASDAQ: CBAT) ("CBAK Energy," or the "Company") a leading lithium-ion battery manufacturer and electric energy solution provider in China, today reported its unaudited financial results for the third quarter ended September 30, 2021.

Third Quarter 2021 Financial Highlights

•	Net revenues were $9.6 million. Excluding revenues from raw material trades, approximately $9.6 million was from high power lithium batteries business, a 51% year-over-year growth in high power lithium battery revenues over the same period of 2020.
•	Gross profit was $1.1 million, a decrease of 17% from $1.4 million in the same period of 2020.
•	Gross margin was 12%, a decrease of 1 percentage point from the same period of 2020.
•	Net Income was $20.0 million, compared to net income of $41,715 in the same period of 2020.

Yunfei Li, Chairman and Chief Executive Officer of the Company, noted: “We are very pleased with our robust battery sales in the third quarter. Notably, revenues from high-power lithium batteries totaled $9.6 million, representing 51% year-over-year growth. These results attest to the quality and level of recognition our industry-leading products have in the market.

Mr. Li continued: “As scheduled, we are expanding our production capacity despite global energy shortage and commodity price hikes. This is a much-needed action as the new capacity will yield positive business outcomes and augment our ability to supply. Additionally, in order to address growing and diversified demands for batteries, we made meaningful progress in research and development while extending our product portfolio. Our operations and growth strategies are well on track, which we believe solidifies our market-leading position and capabilities to deliver long-term growth in this thriving industry.”

Xiangyu Pei, Interim Chief Financial Officer of the Company, noted: “Our financial performance for high-power lithium batteries remained solid in the third quarter, a testament to the strong demand for our advanced and dependable products. Despite the increase in commodity prices, raw material cost was carefully managed through our previous contracts that have locked prices for certain materials. As evidenced by our healthy financial position and vigorous growth, we have the capabilities for executing our growth strategies that will push us further on the path to consistent, sustainable success.”

Third Quarter 2021 Business Highlights & Recent Developments

•	In August, the Company secured performance certification from the world’s leading testing, inspection and certification company SGS for its special 26650 lithium-ion battery, specifically designed for use in ultra-low temperatures.

Third Quarter 2021 Financial Results

Net revenues were $9.6 million. Revenues from high power lithium batteries was approximately $9.6 million, representing 51% year-over-year growth compared to the same period of 2020. The Company did not have new raw material trades in this quarter and had a minor adjustment in revenues from previous raw material trades, and the new production line installation in Dalian plant had a temporarily adverse impact on existing production.

Net Revenues by End-product Applications ($ thousands)	2021 Third Quarter	2020 Third Quarter	% Change YoY
High power lithium batteries used in:
Uninterruptable supplies	$9,336	$5,920	58
Light electric vehicles	227	23	887
Electric vehicles	1	408	(100)
Total high power lithium batteries	$9,563	$6,351	51
Raw materials used in lithium batteries	(1)	4,269	(100)
Total	$9,562	$10,620	(10)

Cost of revenues was $8.4 million, a decrease of 9% from $9.2 million in the same period of 2020.

Gross profit was $1.1 million, a decrease of 18% from $1.4 million in the same period of 2020. Gross margin was 12%, a decrease of 1 percentage point from the same period of 2020. The inflation in raw material prices resulted in the increase in production costs.

Total operating expenses were $4.3 million, an increase of 339% from $1.0 million in the same period of 2020. Most of the increase in all expense categories was due to growing headcount and research and development expenses associated with the Nanjing production facility, along with the expiration of the Chinese government’s COVID-19 relief policy that had reduced social insurance contributions during the pandemic.

●	Research and development expenses were $1.8 million, an increase of 307% from $0.4 million in the same period of 2020. The increase in research and development expenses was also due to the Company’s efforts in optimizing performance and cost-efficiency for battery products.

●	Sales and marketing expenses were $0.5 million, an increase of 223% from $0.2 million in the same period of 2020. Given the growth in revenues from high power lithium batteries, we increased salaries and benefits for sales and marketing employees.

●	General and administrative expenses were $2.2 million, an increase of 191% from $0.7 million in the same period of 2020. The Company’s rental expenses increased as it rented spaces for manufacturing, warehouse, and staff accommodation for the Nanjing production facility.

●	Recovery of doubtful accounts was $0.2 million, compared to a recovery of doubtful accounts of $0.4 million in the same period of 2020.

Operating Loss was $3.2 million, compared to operating profit of $0.4 million in the same period of 2020.

Finance income, net was $0.1 million, compared to finance expenses of $0.4 million in the same period of 2020, and was a result of lower loan balances and interest income generated from vehicle leasing in 2021.

Change in fair value of warrant liabilities was $23.0 million, compared to nil in the same period of 2020. The change in fair value of warrant liabilities is mainly due to share price decline.

Net Income was $20.0 million, compared to net income of $41,715 in the same period of 2020.

Basic and diluted earnings per share were both $0.23. In comparison, basic and diluted earnings per share in the same period of 2020 were both $0.00.

Cash and cash equivalents were $2.0 million as of September 30, 2021, compared to $33.3 million as of June 30, 2021.

Conference Call

CBAK's management will host an earnings conference call at 8:00 AM U.S. Eastern Time on Friday, November 12, 2021 (9:00 PM Beijing/Hong Kong Time on November 12, 2021).

For participants who wish to join the call, please register in advance for the conference using the link provided below at least 15 minutes prior to the scheduled call start time. Upon registration, participants will receive the conference call access information, including dial-in numbers, Direct Event passcode, a unique registrant ID and an email with detailed instructions to join the conference call.

Participant Online Registration:

http://apac.directeventreg.com/registration/event/9955106

Once completing the registration, please dial-in at least 10 minutes before the scheduled start time of the earnings call and enter the Direct Event passcode and registrant ID as instructed to connect to the call.

Additionally, a live and archived webcast of the conference call will be available at: https://edge.media-server.com/mmc/p/3k3p9eyw.

A replay of the conference call may be accessed by phone approximately two hours after the conclusion of the live call at the following numbers until November 20, 2021. To access the replay, please reference the conference ID 5182755.

International	+61-2-8199-0299
United States	+1-855-452-5696
Hong Kong, China	+852-800-963-117
Mainland, China	+86-800-870-0206
+86-400-632-2162

About CBAK Energy

CBAK Energy Technology, Inc. (NASDAQ:CBAT）is a leading high-tech enterprise in China engaged in the development, manufacturing, and sales of new energy high power lithium batteries. The applications of the Company's products and solutions include light electric vehicles, electric vehicles, electric tools, energy storage, uninterruptible power supply (UPS), and other high-power applications. In January 2006, CBAK Energy became the first lithium battery manufacturer in China listed on the Nasdaq Stock Market. CBAK Energy has multiple operating subsidiaries in Dalian and Nanjing, as well as a large-scale R&D and production base in Dalian.

For more information, please visit www.cbak.com.cn.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of CBAK Energy Technology, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes", "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ materially. These factors include but are not limited to: the ability of the Company to meet its contract or agreement obligations; the uncertain market for the Company's lithium battery cells; business, macroeconomic, technological, regulatory, or other factors affecting the profitability of battery cells designed for energy storage; and risks related to CBAK Energy's business and risks related to operating in China. Please refer to CBAK Energy's most recent Annual Report on Form 10-K, as well as other SEC reports that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. CBAK Energy's actual results could differ materially from those contained in the forward-looking statements. CBAK Energy undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release unless expressly requested by applicable law.

For investor and media inquiries, please contact:

In China:

CBAK Energy Technology, Inc.

Investor Relations Department

Phone: 86-411-39185985

Email: ir@cbak.com.cn

The Blueshirt Group

Ms. Feifei Shen

Phone: +86 13466566136

Email: feifei@blueshirtgroup.com

The Blueshirt Group

Ms. Suwen Feng

Phone: +86 13917110134

Email: suwen@blueshirtgroup.com

In the United States:

The Blueshirt Group

Ms. Julia Qian

Phone: +1 973-619-3227

Email: Julia@blueshirtgroup.com

CBAK Energy Technology, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(In $ except for number of shares)

	December 31,	September 30,
	2020	2021
Assets
Current assets
Cash and cash equivalents	$11,681,750	$1,993,531
Pledged deposits	8,989,748	15,552,996
Trade accounts and bills receivable, net	29,571,274	22,231,442
Inventories	5,252,845	9,249,455
Prepayments and other receivables	7,439,544	9,715,578
Investment in sales-type lease, net	235,245	838,649
Total current assets	63,170,406	59,581,651

Property, plant and equipment, net	41,040,370	42,050,589
Construction in progress	30,193,309	49,246,115
Non-marketable equity securities	-	702,807
Deposit paid for acquisition of a subsidiary	-	8,349,118
Loan to unrelated third party - Hitrans	-	20,326,775
Operating lease right-of-use assets, net	-	1,981,422
Prepaid land use right- non current	7,500,780	7,465,426
Intangible assets, net	11,807	21,418
Investment in sales-type lease, net	850,407	980,731
Total assets	$142,767,079	$190,706,052

Liabilities
Current liabilities
Trade accounts and bills payable	$28,352,292	$21,050,320
Current maturities of long-term bank loans	13,739,546	-
Other short-term loans	1,253,869	680,563
Accrued expenses and other payables	11,645,459	15,796,594
Payables to former subsidiaries, net	626,990	361,874
Deferred government grants, current	151,476	153,402
Product warranty provisions	155,888	124,670
Operating lease liability, current	-	753,404
Warrants liability	17,783,000	10,474,000
Total current liabilities	73,708,520	49,394,827

Deferred government grants, non-current	7,304,832	8,833,848
Operating lease liability	-	801,266
Product warranty provision	1,835,717	1,873,626
Long term tax payable	7,511,182	7,606,677

Total liabilities	90,360,251	68,510,244

Commitments and contingencies

Shareholders’ equity
Common stock $0.001 par value; 500,000,000 authorized; 53,220,902 issued and 53,076,696 outstanding as of December 31, 2020, 88,555,390 issued and 88,411,184 outstanding as of September 30, 2021	79,310	88,555
Donated shares	14,101,689	14,101,689
Additional paid-in capital	225,278,113	241,232,244
Statutory reserves	1,230,511	1,230,511
Accumulated deficit	(183,984,311)	(131,654,694)
Accumulated other comprehensive loss	(239,609)	1,240,354
	56,465,703	126,238,659
Less: Treasury shares	(4,066,610)	(4,066,610)
Total shareholders’ equities	52,399,093	122,172,049
Non-controlling interests	7,735	23,759
Total of equities	52,406,828	122,195,808

Total liabilities and shareholders’ equity	$142,767,079	$190,706,052

CBAK Energy Technology, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(In $ except for number of shares)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2021	2020	2021
Net revenues	$10,620,656	$9,562,190	$22,146,177	$24,867,393
Cost of revenues	(9,245,811)	(8,430,808)	(20,477,719)	(20,798,931)
Gross profit	1,374,845	1,131,382	1,668,458	4,068,462
Operating expenses:
Research and development expenses	(446,162)	(1,815,756)	(1,130,316)	(3,344,817)
Sales and marketing expenses	(157,485)	(510,386)	(351,963)	(1,262,999)
General and administrative expenses	(741,785)	(2,158,183)	(2,614,349)	(5,823,560)
Recovery of (provision for) doubtful accounts	364,168	178,897	(63,534)	437,475
Total operating expenses	(981,264)	(4,305,428)	(4,160,162)	(9,993,901)
Operating profit (loss)	393,581	(3,174,046)	(2,491,704)	(5,925,439)
Finance (expenses) income, net	(357,739)	129,340	(1,171,030)	174,442
Other income, net	5,873	69,970	152,171	1,619,194
Impairment of non-marketable equity securities	-	(43)	-	(690,585)
Change in fair value of warrants	-	22,998,000	-	57,174,000
Income (loss) before income tax and discontinued operations	41,715	20,023,221	(3,510,563)	52,351,612
Income tax expense	-	-	-	-
Net income (loss)	41,715	20,023,221	(3,510,563)	52,351,612
Less: Net income (loss) attributable to non-controlling interests	2,532	(3,487)	(2,386)	(21,995)
Net income (loss) attributable to shareholders of CBAK Energy Technology, Inc.	$44,247	$20,019,734	$(3,512,949)	$52,329,617

Other comprehensive income (loss)
Net loss	41,715	20,023,221	(3,510,563)	52,351,612
– Foreign currency translation adjustment	846,695	243,258	574,526	1,473,992
Comprehensive income (loss)	888,410	20,266,479	(2,936,037)	53,825,604
Less: Comprehensive loss (income) attributable to non-controlling interests	3,465	(3,404)	(630)	(16,024)
Comprehensive income (loss) attributable to CBAK Energy Technology, Inc.	$891,875	$20,263,075	$(2,936,667)	$53,809,580

(Loss) Income per share
– Basic	$0.00	$0.23	$(0.06)	$0.60
– Diluted	$0.00	$0.23	$(0.06)	$0.60

Weighted average number of shares of common stock:
– Basic	64,909,894	88,419,998	59,569,498	87,043,490
– Diluted	65,400,058	88,709,210	59,569,498	87,349,010